Exhibit 99.1

                UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                     Unaudited
                                     ---------
                                                       Twelve Months Ended
                                                          September 30,
                                                     ----------------------
                                                         1994        1993
                                                     ----------   ---------
   (Dollars in thousands, except per share amounts)
   OPERATING REVENUES
     Service                                         $  285,982   $ 183,076
     Equipment sales                                     13,174      10,031
                                                      ---------   ---------
       Total Operating Revenues                         299,156     193,107
                                                      ---------   ---------
   OPERATING EXPENSES
     System operations                                   43,250      31,845
     Marketing and selling                               61,318      39,058
     Cost of equipment sold                              34,902      22,837
     General and administrative                          90,123      68,010
     Depreciation                                        35,619      22,989
     Amortization of intangibles                         24,394      17,567
                                                      ---------   ---------
       Total Operating Expenses                         289,606     202,306
                                                      ---------   ---------
   OPERATING INCOME (LOSS) BEFORE MINORITY SHARE          9,550      (9,199)
     Minority share of operating income                  (4,432)     (3,093)
                                                      ---------   ---------
   OPERATING INCOME (LOSS)                                5,118     (12,292)
                                                      ---------   ---------
   INVESTMENT AND OTHER INCOME
     Investment income                                   24,851      16,028
     Amortization of license and deferred costs
       related to investments                              (918)       (880)
     Interest income                                      3,090       2,911
     Other (expense), net                                (1,662)       (715)
     Gain on sale of cellular interests                       -      21,916
                                                      ---------   ---------
       Total Investment and Other Income                 25,361      39,260
                                                      ---------   ---------
   INCOME BEFORE INTEREST AND
     INCOME TAXES                                        30,479      26,968
     Interest expense - affiliate                        17,741      27,866
     Interest expense - other                             4,036       4,060
                                                      ---------   ---------
   INCOME (LOSS) BEFORE INCOME TAXES                      8,702      (4,958)
     Income tax expense                                   4,746       1,353
                                                      ---------   ---------
   NET INCOME (LOSS)                                 $    3,956   $  (6,311)
                                                      =========   =========
   WEIGHTED AVERAGE COMMON AND
     SERIES A COMMON SHARES (000s)                       77,187      54,260

   NET INCOME (LOSS) PER COMMON SHARE                $      .05   $    (.12)
                                                      =========   =========
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